HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION [7/11/06]

[$835,975,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Interest Only Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	294
Total Outstanding Loan Balance	$82,856,463*	Min	Max
Average Loan Current Balance	$281,825	$59,000	$1,000,000
Weighted Average Original LTV	79.0%**
Weighted Average Coupon	7.42%	5.60%	11.55%
Arm Weighted Average Coupon	7.39%
Fixed Weighted Average Coupon	8.24%
Weighted Average Margin	5.80%	2.25%	8.13%
Weighted Average FICO (Non-Zero)	658
Weighted Average Age (Months)	3
% First Liens	99.6%
% Second Liens	0.4%
% Arms	96.4%
% Fixed	3.6%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$85,500,000] of the total approximately [$850,000,100] deal collateral will be comprised of interest only loans.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.60 - 6.00	8	2,327,131	2.8	5.82	76.9	648
6.01 - 6.50	25	8,012,039	9.7	6.29	77.8	657
6.51 - 7.00	55	16,459,743	19.9	6.79	78.1	676
7.01 - 7.50	71	21,554,513	26.0	7.28	78.2	662
7.51 - 8.00	72	18,809,690	22.7	7.81	79.8	648
8.01 - 8.50	34	8,723,589	10.5	8.26	78.6	659
8.51 - 9.00	17	4,142,809	5.0	8.77	84.4	637
9.01 - 9.50	7	1,705,850	2.1	9.32	79.6	636
9.51 - 10.00	2	818,100	1.0	9.87	90.0	640
10.51 - 11.00	2	184,000	0.2	10.63	96.8	655
11.51 - 11.55	1	119,000	0.1	11.55	100.0	656
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
497 - 500	1	157,500	0.2	7.90	94.9	497
551 - 575	3	859,920	1.0	7.55	80.0	566
576 - 600	21	4,712,182	5.7	7.85	77.3	592
601 - 625	54	14,424,262	17.4	7.58	80.9	613
626 - 650	72	17,602,202	21.2	7.37	78.0	639
651 - 675	66	18,733,339	22.6	7.44	80.3	660
676 - 700	34	12,537,925	15.1	7.35	79.0	688
701 - 725	21	7,054,500	8.5	7.16	77.5	711
726 - 750	9	2,983,350	3.6	7.29	71.2	737
751 - 775	8	2,510,383	3.0	7.19	80.0	765
776 - 797	5	1,280,900	1.5	7.36	82.8	783
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
59,000 - 100,000	10	805,910	1.0	8.16	73.2	628
100,001 - 150,000	33	4,244,874	5.1	7.94	78.9	646
150,001 - 200,000	57	10,091,518	12.2	7.59	80.8	648
200,001 - 250,000	36	8,224,322	9.9	7.55	77.9	653
250,001 - 300,000	45	12,278,459	14.8	7.29	79.3	656
300,001 - 350,000	37	12,090,059	14.6	7.13	77.8	660
350,001 - 400,000	16	5,891,150	7.1	7.38	81.3	643
400,001 - 450,000	21	8,962,764	10.8	7.49	79.5	673
450,001 - 500,000	20	9,515,610	11.5	7.31	79.2	665
500,001 - 550,000	12	6,229,097	7.5	7.41	80.8	664
550,001 - 600,000	4	2,242,700	2.7	7.23	79.9	689
600,001 - 650,000	2	1,280,000	1.5	7.75	61.1	668
800,001 - 1,000,000	1	1,000,000	1.2	7.99	78.4	677
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
27.27 - 50.00	5	1,325,707	1.6	7.72	41.9	694
50.01 - 55.00	2	665,000	0.8	6.65	52.0	622
55.01 - 60.00	4	1,124,250	1.4	6.55	59.4	663
60.01 - 65.00	5	849,500	1.0	7.54	64.6	624
65.01 - 70.00	8	1,989,000	2.4	7.30	67.8	639
70.01 - 75.00	28	8,502,952	10.3	7.28	74.7	657
75.01 - 80.00	197	56,793,789	68.5	7.36	79.9	663
80.01 - 85.00	14	3,941,329	4.8	7.29	84.7	637
85.01 - 90.00	23	5,944,937	7.2	8.21	89.7	643
90.01 - 95.00	4	1,185,000	1.4	8.29	94.4	605
95.01 - 100.00	4	535,000	0.6	9.29	100.0	699
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	40	11,848,077	14.3	8.13	78.0	669
1.00	24	7,864,116	9.5	7.80	78.9	655
2.00	155	41,207,455	49.7	7.27	79.1	651
3.00	75	21,936,815	26.5	7.19	79.5	669
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	187	49,126,208	59.3	7.23	78.9	645
Reduced	83	25,733,757	31.1	7.67	79.5	677
Stated Income / Stated Assets	24	7,996,498	9.7	7.82	78.2	683
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	288	81,529,231	98.4	7.42	79.0	658
Investor	6	1,327,232	1.6	7.84	80.1	690
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	147	51,192,878	61.8	7.31	78.4	666
Florida	19	4,157,130	5.0	7.74	77.9	656
Nevada	13	3,449,048	4.2	7.53	80.3	667
Oregon	11	2,926,650	3.5	7.28	80.9	676
Washington	14	2,821,963	3.4	7.65	81.0	642
Arizona	13	2,450,000	3.0	7.83	77.1	651
Maryland	9	2,329,720	2.8	7.17	76.6	637
Virginia	7	1,749,738	2.1	7.34	81.7	622
Illinois	6	1,579,350	1.9	8.76	78.4	629
Minnesota	7	1,416,300	1.7	7.39	85.2	621
New York	2	857,190	1.0	8.20	83.9	624
Pennsylvania	5	779,899	0.9	7.18	81.7	633
Colorado	4	662,769	0.8	7.09	82.6	651
Ohio	5	617,692	0.7	7.47	79.2	612
Missouri	3	568,799	0.7	8.02	81.5	655
Other	29	5,297,338	6.4	7.61	81.4	643
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	176	50,494,964	60.9	7.42	79.7	670
Refinance - Rate Term	14	3,711,448	4.5	7.22	80.5	647
Refinance - Cashout	104	28,650,051	34.6	7.45	77.7	640
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	250	73,148,924	88.3	7.39	79.1	659
Arm 3/27	26	5,914,482	7.1	7.51	79.5	672
Arm 5/25	3	799,750	1.0	7.05	81.6	699
Fixed Balloon 30/15	2	178,000	0.2	11.24	96.7	648
Fixed Rate	13	2,815,307	3.4	8.05	73.6	614
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	230	64,468,602	77.8	7.36	78.8	656
PUD	30	8,706,478	10.5	7.44	78.8	670
Condo	24	6,047,583	7.3	7.74	80.9	669
2 Family	8	2,822,000	3.4	7.89	80.1	669
3-4 Family	2	811,800	1.0	7.95	80.0	634
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	3	699,783	0.9	7.37	73.5	697
4.01 - 4.50	6	1,845,482	2.3	6.19	79.3	677
4.51 - 5.00	19	6,149,197	7.7	6.62	80.4	698
5.01 - 5.50	90	26,835,402	33.6	7.19	78.8	654
5.51 - 6.00	56	17,076,367	21.4	7.34	80.5	670
6.01 - 6.50	48	12,887,395	16.1	7.54	79.1	656
6.51 - 7.00	31	8,177,188	10.2	8.01	77.6	641
7.01 - 7.50	18	4,322,591	5.4	8.22	75.7	655
7.51 - 8.00	6	1,558,350	2.0	8.76	86.6	630
8.01 - 8.13	2	311,400	0.4	9.11	84.6	663
Total:	279	79,863,156	100.0	7.39	79.2	660

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
7 - 9	1	157,500	0.2	7.90	94.9	497
10 - 12	1	170,049	0.2	7.75	90.0	673
13 - 15	5	1,315,588	1.6	6.24	82.3	618
16 - 18	7	1,675,690	2.1	7.03	81.0	637
19 - 21	164	47,028,547	58.9	7.51	78.9	650
22 - 24	72	22,801,551	28.6	7.21	79.1	682
25 - 27	1	124,900	0.2	7.55	77.6	663
31 - 33	12	2,981,232	3.7	7.38	80.0	659
34 - 36	13	2,808,350	3.5	7.64	79.0	686
37 >=	3	799,750	1.0	7.05	81.6	699
Total:	279	79,863,156	100.0	7.39	79.2	660

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.10 - 11.50	6	2,436,320	3.1	6.27	75.0	660
11.51 - 12.00	20	5,189,631	6.5	6.34	74.5	646
12.01 - 12.50	36	10,928,967	13.7	6.79	78.3	645
12.51 - 13.00	47	14,785,893	18.5	6.95	80.0	678
13.01 - 13.50	56	16,590,914	20.8	7.33	79.2	672
13.51 - 14.00	58	15,637,760	19.6	7.83	80.3	655
14.01 - 14.50	30	7,738,739	9.7	8.27	77.9	664
14.51 - 15.00	17	4,263,181	5.3	8.53	83.3	632
15.01 - 15.50	4	766,450	1.0	8.89	81.9	643
15.51 - 16.00	4	1,121,300	1.4	8.92	82.9	618
16.01 - 16.48	1	404,000	0.5	9.48	80.0	645
Total:	279	79,863,156	100.0	7.39	79.2	660

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.50	1	166,000	0.2	6.38	79.8	621
5.51 - 6.00	10	2,800,131	3.5	6.15	78.5	643
6.01 - 6.50	27	8,453,257	10.6	6.38	77.9	655
6.51 - 7.00	55	16,537,986	20.7	6.84	78.7	675
7.01 - 7.50	69	20,978,205	26.3	7.29	78.7	664
7.51 - 8.00	62	16,896,222	21.2	7.81	79.8	652
8.01 - 8.50	32	8,190,464	10.3	8.26	78.1	662
8.51 - 9.00	16	4,071,291	5.1	8.77	84.5	637
9.01 - 9.50	6	1,274,600	1.6	9.26	81.1	655
9.51 - 9.95	1	495,000	0.6	9.95	90.0	651
Total:	279	79,863,156	100.0	7.39	79.2	660

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	1	271,900	0.3	6.75	77.7	600
2.00	59	17,357,331	21.7	7.37	78.4	649
3.00	218	62,067,925	77.7	7.40	79.4	663
6.00	1	166,000	0.2	6.38	79.8	621
Total:	279	79,863,156	100.0	7.39	79.2	660

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	258	74,137,201	92.8	7.37	79.2	661
1.50	17	4,554,174	5.7	7.85	79.1	629
2.00	4	1,171,781	1.5	7.20	77.4	695
Total:	279	79,863,156	100.0	7.39	79.2	660

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
24	2	769,598	0.9	7.12	81.9	662
60	286	80,844,760	97.6	7.43	79.1	659
120	6	1,242,105	1.5	7.30	72.8	635
Total:	294	82,856,463	100.0	7.42	79.0	658

*

Note, for second liens, CLTV is employed in this calculation.